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                                                               Exhibit 10.32

                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

        This Settlement Agreement and Mutual Release (the "Agreement") is entered as of December 17, 1997 by and between Business Resource Group (the "Company") and Charles J. Winter (the "Employee").

        WHEREAS, Employee has been employed by the Company;

        WHEREAS, the Company and Employee have mutually agreed to terminate the employment relationship and to release each other from any claims arising from or related to the employment relationship;

        NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as the "Parties") hereby agree as follows:

        1. Termination. The Company and Employee acknowledge and agree that Employee will resign as President and Chief Executive Officer (and from all other offices) of the Company effective December 17, 1997. Employee will remain employed with the Company as an adviser to the Company's newly appointed Chief Executive Officer until December 31, 1997 (the "Termination Date"), on which date Employee's employment with the Company shall terminate. Employee will continue to be a member of the Company's Board of Directors after the Termination Date, serving in such capacity at the discretion of the Company's shareholders.

        2. Consideration. In consideration for the release of claims set forth below and other obligations under this Agreement and after the Termination Date, the Company agrees to pay Employee, as severance, (a) his regular salary of $10,000 per month (less applicable tax withholding), for a twelve month period from December 31, 1997 through December 31, 1998, in accordance with the Company's normal payroll practices, and (b) his automobile expense allowance of $1,325 per month for a 12 month period from December 31, 1997 through December 31, 1998, in accordance with the Company's normal practices and policies therefor.

        3. Benefits.

               (a) Employee shall continue to receive the Company's standard medical insurance benefits through the Termination Date. After such date, Employee shall have the right to continue coverage under the Company's medical insurance program as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). If Employee properly and timely elects such continuation coverage, the Company shall pay the premiums therefor for the period from December 1997 through and including December 1998.

               (b) Employee's eligibility or coverage under all other Company benefit programs shall end on the Termination Date, in accordance with the terms and conditions of such programs.


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        4. No Other Payments Due. Employee acknowledges and agrees that he has received all payments due to Employee of any kind, other than his final paycheck as an Employee of the Company and amounts to be paid and benefits provided pursuant to Sections 2 and 3 of this Agreement. Employee further acknowledges and agrees that he shall not be entitled to any additional compensation of any kind from the Company in connection with his service as a member of the Company's Board of Directors after the Termination Date, other than reimbursements for out-of-pocket expenses incurred in connection with such service as a director. In light of the payment by the Company of all wages due, or to become due to the Employee, the Parties further acknowledge and agree that California Labor Code Section 206.5 is not applicable to the Parties hereto. That section provides in pertinent part as follows:

                      No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

        5. Release of Claims. In consideration for the obligations of the Parties set forth in this Agreement, Employee and the Company, on behalf of themselves, and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations and assigns, hereby fully and forever release each other and their respective heirs, executors, officers, directors, employees, investors, shareholders, administrators, predecessor and successor corporations and assigns from any claim, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, suspected or unsuspected, that either of them may possess arising from any omissions, acts or facts that have occurred up until and including the Termination Date including, without limitation:

               (a) any and all claims relating to or arising from Employee's employment relationship with the Company and termination of that relationship;

               (b) any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company;

               (c) any and all claims for wrongful discharge of employment; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; and defamation;

               (d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, and the California Fair Employment and Housing Act;

               (e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and


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               (f) any and all claims for attorney's fees and costs.

The Company and Employee agree that the release set forth in this section shall be and remain in effect in all respects as a complete and general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

        6. Civil Code Section 1542. The parties represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. Employee and the Company acknowledge that they are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

           A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        Employee and the Company, being aware of such code section, agree to waive any rights they may have thereunder, as well as under any other stature or common law principles of similar effect.

        7. Confidentiality. The Parties each agree to use their best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). Each Party hereto agrees to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agrees that there will be no publicity, directly or indirectly, concerning any Settlement Information. The Parties hereto agree to take every precaution to disclose Settlement Information only to those employees, officers, directors, attorneys, accountants and governmental entities who have a reasonable need to know of such Settlement Information. Notwithstanding the foregoing, either party may disclose the Settlement Information as may be required under applicable law.

        8. Nondisclosure of Confidential and Proprietary Information. Employee agrees that he shall continue to maintain the confidentiality of all confidential and propriety information of the Company. Employee agrees that at all times hereafter for a period of five years, Employee shall not intentionally divulge, furnish or make available to any party any of the trade secrets, patents, patent applications, price decisions or determinations, inventions, customers, proprietary information or other intellectual property rights of the Company, until after such time as such information has become publicly known otherwise than by act of collusion of Employee. Employee further agrees that he will return all the Company's property and confidential and proprietary information in his possession to the Company within five business days after the Termination Date.

        9. Breach of this Agreement. Employee acknowledges that upon breach of Sections 8 or 10 of this Agreement, the Company would sustain irreparable harm from such


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breach, and, therefore, Employee agrees that in addition to any other remedies which the Company may have for any breach of this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Employee from committing or continuing any such violation of this Agreement. The Company acknowledges that upon breach of Section 10 of this Agreement, the Employee would sustain irreparable harm from such breach, and, therefore, the Company agrees that in addition to any other remedies which the Employee may have for any breach of this Agreement or otherwise, the Employee shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining the Company from committing or continuing any such violation of Section 10 of this Agreement.

        10. Non-Disparagement. Each party agrees to refrain from any disparagement, criticism, defamation, slander or libel of the other, whether written or oral, or tortious interference with the contracts and relationships of the other.

        11. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

        12. No Representations. Each party represents that it has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.

        13. Costs. The Parties shall each bear their own costs, attorneys' fees and other fees incurred in connection with this Agreement.

        14. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

        15. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning Employee's separation from the Company and supersedes and replaces any and all prior agreements and understandings concerning Employee's relationship with the Company and his compensation by the Company.

        16. No Oral Modification. This Agreement may only be amended in writing signed by Employee and the Company.

        17. Governing Law. This Agreement shall be governed by the laws of the State of California.


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        18. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

        19. Assignment. This Agreement may not be assigned by Employee or the Company without the prior written consent of the other party. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Employee.

        20. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims. The parties acknowledge that:

               (a) They have read this Agreement;

               (b) They have been represented in the preparation, negotiation and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

               (c) They understand the terms and consequences of this Agreement and of the releases it contains; and

               (d) They are fully aware of the legal and binding effect of this Agreement.


                            [Signature Page Follows]


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         IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.


                           BUSINESS RESOURCE GROUP


                           By: __________________________

                           Title: _________________________

                           Dated:  December 17, 1997



                           CHARLES J. WINTER


                           -----------------------------
                           Charles J. Winter

                           Dated:  December 17, 1997